HEI Exhibit 21

Hawaiian Electric Industries, Inc.

SUBSIDIARIES OF THE REGISTRANT

The following is a list of all direct and indirect subsidiaries of the registrant as of February 17, 2012. The state/place of incorporation or organization is noted in parentheses and subsidiaries of intermediate parent companies are designated by indentations.

Hawaiian Electric Company, Inc. (Hawaii)

Maui Electric Company, Limited (Hawaii)

Hawaii Electric Light Company, Inc. (Hawaii)

Renewable Hawaii, Inc. (Hawaii)

Uluwehiokama Biofuels Corp. (Hawaii)

HECO Capital Trust III (Delaware)

American Savings Holdings, Inc. (Hawaii)

American Savings Bank, F.S.B. (federally chartered)

Pacific Energy Conservation Services, Inc. (Hawaii) (dissolved in 2011)

HEI Properties, Inc. (Hawaii)

Hawaiian Electric Industries Capital Trust II (a statutory trust) (Delaware) (potential financing entity)

Hawaiian Electric Industries Capital Trust III (a statutory trust) (Delaware) (potential financing entity)

The Old Oahu Tug Service, Inc. (Hawaii)